UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	May 18, 2006

Interstate Hotels & Resorts, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-14331	52-2101815
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

4501 North Fairfax Drive, Suite 500, Arlington, Virginia		22203
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(703) 387-3100

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On May 18, 2006, the Board of Directors of Interstate Hotels & Resorts, Inc. (the "Company"), following the Compensation Committee's approval, finalized the performance measures for the Company’s 2006 cash bonus awards for executive officers and certain other corporate office associates of the Company ("Eligible Employees"). The amount of annual cash bonus that executive officers and certain other corporate office associates may receive is based upon two components: (a) a Company performance goal component, and (b) an individual performance goal component.

The total cash bonus award for Eligible Employees is based on the achievement of goals related to Company performance as measured by EBITDA (earnings before interest, taxes, depreciation and amortization). If the Company fails to meet its minimum target for EBITDA as set by the Board of Directors, a bonus may not be paid. If the minimum or any higher threshold of EBITDA performance is achieved, then the Eligible Employees earn fifty percent of the potential bonus achievable at that EBITDA performance threshold. The remaining fifty percent of the potential cash bonus award available to the Eligible Employee as a result of the EBITDA achieved by the Company during the year is based on the achievement of predetermined individual performance objectives, specific to each individual and department. The individual and department objectives are based on achieving qualitative goals as established by senior management and department heads.

By way of example, if during 2006 the Company achieves 120% of the 2006 minimum target EBITDA, a particular Eligible Employee may be able to achieve a bonus of 25% of their 2006 base salary. Since the Company achieved the 120% threshold, the Eligible Employee is considered to have earned half of the potential bonus at that threshold, or a 12.5% bonus. The other potential 12.5% bonus the Eligible Employee is eligible to receive at this EBITDA performance threshold is based on achievement of individual performance objectives. If the Eligible Employee achieves 80% of these objectives then the employee will receive 80% of the remaining 12.5%, or an additional 10% bonus. Therefore, in this example, the Eligible Employee would receive a bonus equal to 12.5% plus 10%, or 22.5% of the employee’s base salary for the year.

The maximum potential bonus each Eligible Employee is eligible to receive assuming the Company achieved the maximum EBITDA thresholds for the year and the employee achieved 100% of their individual performance objectives for the year is based on the employee’s title and experience level. For senior executives with employment agreements, the maximum potential bonus they can receive is specified in their employment agreement with the Company and outlined in the Company’s annual proxy statement. In general, if the Company achieves the minimum target EBITDA for the year, the employee is eligible to receive up to fifty percent of their maximum potential bonus.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(d) James F. Dannhauser joined our Board of Directors as a Class II director on May 19, 2006, following his election by the Board. Mr. Dannhauser will serve a one year term until the 2007 Annual Meeting of Stockholders of the Company when he will be eligible to stand for re-election. Mr. Dannhauser was the Chief Financial Officer of Six Flags, Inc., (NYSE: PKS) an owner and operator of theme and water parks, from October 1995 to April 1, 2006. He was also a member of the Board of Directors of Six Flags from December 1992 to December 2005. From 1990 through June 1996, Mr. Dannhauser was a managing director of Lepercq, de Neuflize & Co. Incorporated, an investment banking firm. Mr. Dannhauser is a member of the Board of Directors of Lepercq.

Mr. Dannhauser was a director of MeriStar Hospitality Corporation, which owned 45 hotels managed by the Company, until May 2, 2006, when it was acquired by affiliates of The Blackstone Group.

Subject to the final determination by the Audit Committee that Mr. Dannhauser is an Independent director as described in the Board of Director’s Categorical Standards of Director Independence, Mr. Dannhauser was elected by the Board as Chairman of the Corporate Governance and Nominating Committee and a member of the Compensation Committee.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Interstate Hotels & Resorts, Inc.

May 23, 2006	By:	/s/ Christopher L. Bennett

Name: Christopher L. Bennett
Title: EVP, General Counsel and Secretary